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                                                                   Exhibit 10.21

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 SCIQUEST, INC.,

                        HIGHERMARKETS ACQUISITION, INC.,

                                       AND

                               HIGHERMARKETS, INC.

                            Dated as of June 25, 2002

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                          AGREEMENT AND PLAN OF MERGER

       THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of June 25, 2002, by and among SCIQUEST, INC., a Delaware corporation ("SciQuest"), HIGHERMARKETS ACQUISITION, INC., a Delaware corporation and wholly-owned subsidiary of SciQuest ("Merger Sub") and HIGHERMARKETS, INC., a Delaware corporation ("Company"). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10. Except as otherwise specifically stated, references in this Agreement to schedules and exhibits are the references to the documents attached as schedules and exhibits to this Agreement, all of which form a part hereof.

                                    RECITALS

       A. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (as defined below), SciQuest and Company intend to enter into a business combination transaction pursuant to which Merger Sub shall merge with and into Company (the "Merger").

       B. The respective Boards of Directors of each of SciQuest, Merger Sub and Company believe that the Merger is in the best interests of SciQuest, Merger Sub and Company and their respective stockholders and, in furtherance thereof, have approved the Merger, this Agreement and the other transactions contemplated by this Agreement.

       C. SciQuest, Merger Sub and Company intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for United States federal income tax purposes.

       D. Company, Merger Sub and SciQuest desire to make certain representations, warranties, covenants and agreements in connection with the Merger, as set forth herein.

       E. A portion of the shares of SciQuest Common Stock otherwise issuable or reserved for issuance by SciQuest in connection with the Merger shall be placed in escrow by SciQuest, the release of which amount shall be contingent upon certain events and conditions, as set forth herein and in the Escrow Agreement in substantially the form attached hereto as Exhibit A (the "Escrow Agreement").

       F. As a condition and an inducement to SciQuest and Merger Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, SciQuest is entering into
(ii) an Investor Representation Letter (the "Investor Representation Letter") with all holders of Company Series B Preferred Stock in the form of Exhibit B hereto.

       NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and

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sufficiency of which are hereby acknowledged by the parties), and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE 1.
                                   THE MERGER

       1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation. Company is sometimes referred to herein as the "Surviving Corporation".

       1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five business days following the satisfaction or waiver of the conditions set forth in Articles 6 and 7, at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., unless another place or time is agreed to by SciQuest and Company in writing. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument), in substantially the form attached hereto as Exhibit C (the "Certificate of Merger"), with the Secretary of State of the State of Delaware, and in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of the State of Delaware of such filing, or such later time agreed to by the parties and set forth in the Certificate of Merger, being referred to herein as the "Effective Time").

       1.3 Effect of the Merger on Constituent Corporations. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and Company shall vest in the Surviving Corporation; all debts, liabilities, obligations, restrictions and duties of Merger Sub and Company shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation; the title to all real estate and other property owned by either Merger Sub or Company shall be vested in Company as the Surviving Corporation without reversion or impairment; the Surviving Corporation shall have all liabilities of Merger Sub and Company; and a proceeding pending against either Merger Sub or Company may be continued as if the Merger did not occur or Company as the Surviving Corporation may be substituted in such proceeding for Company.

       1.4   Certificate of Incorporation and Bylaws of Surviving Corporation.

             (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until thereafter amended as provided by law and such Certificate of Incorporation and bylaws of the Surviving Corporation, except that the name of the Surviving Corporation in such Certificate of Incorporation shall be changed to HigherMarkets, Inc.

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             (b)   The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by such bylaws, the Certificate of Incorporation and applicable law.

       1.5 Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation.

       1.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of SciQuest, Merger Sub, Company or the shareholders of Company, the shares of capital stock of Merger Sub and Company shall be converted as follows:

             (a) At the Effective Time, each issued and outstanding share of capital stock of Merger Sub shall be converted into one share of validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation.

             (b) At the Effective Time, each share of Company Series B Preferred Stock (the "Series B Preferred Stock") that is issued and outstanding immediately prior to the Effective Time (other than any shares of Series B Preferred Stock, if any, to be canceled pursuant to Section 1.6(c)) shall be converted automatically into the right to receive that number of shares of common stock of SciQuest (the "SciQuest Common Stock"), less any fractional share, which shall be eliminated, equal to the Stock Conversion Factor, subject to the withholding into escrow described in Section 1.8 below (collectively, the "Merger Consideration").

             (c) Company's Third Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on May 2, 2001 (the "Company Certificate of Incorporation"), which Company hereby represents to SciQuest and Merger Sub is Company's current certificate of incorporation, provides that in the event of a deemed liquidation of Company in which the aggregate consideration to be received by holders of Series B Preferred Stock is less than the aggregate liquidation preference applicable to the Series B Preferred Stock (the "Liquidation Preference"), all consideration to be received by Company's shareholders pursuant to such deemed liquidation shall be delivered to the holders of the Series B Preferred Stock in proportion to their holdings thereof, to the exclusion of all other classes and series of Company's capital stock. The Transaction constitutes a deemed liquidation of Company, as defined in the Company Certificate of Incorporation, and the Merger Consideration is less than the Liquidation Preference. Accordingly (i) no class or series of Company's capital stock other than the Series B Preferred Stock shall be entitled to receive any Merger Consideration, (ii) all of the Merger Consideration delivered to shareholders of Company pursuant to the Transaction shall be delivered to the holders of the Series B Preferred Stock in proportion to their holdings thereof immediately prior to the Effective Time, or to any subsequent transferee(s) of such Series B Preferred Stock in proportion to such transferred shares, as the case may be, and (iii) all issued and outstanding shares of Company's capital stock, other than the Series B Preferred Stock, shall be cancelled upon the filing of the Certificate of Merger. Without limiting the foregoing, any

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and all accrued dividends applicable to the Series B Preferred Stock are waived by the holders of the Series B Preferred Stock prior to the Effective Date, it being acknowledged and agreed that the amount of Merger Consideration allocated to a share of Series B Preferred Stock will not change regardless of whether or not such dividends are included in computing the amount of Merger Consideration to be allocated to such share of Series B Preferred Stock.

             (d) Each share of capital stock owned by Company immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion thereof and without any further action on the part of SciQuest or Company.

             (e)   For purposes of this Agreement:

                   (i) "Company Capitalization" shall mean the number of shares of the Company's Series B Preferred Stock issued and outstanding immediately prior to the Closing.

                   (ii) "Stock Conversion Factor" shall mean the number (rounded to five decimal places) determined by dividing the Total Number of SciQuest Shares (as defined below) by Company Capitalization. In the event that between the date of this Agreement and the Closing Date, SciQuest shall change the number of shares of SciQuest Common Stock that are issued and outstanding as a result of any stock split, reverse stock split, share repurchase, stock dividend or other recapitalization, the figures and calculations used to determine the Stock Conversion Factor each shall be proportionately adjusted correspondingly.

                   (iii) "Total Number of SciQuest Shares" shall mean Eight Hundred Sixty-Nine Thousand Five Hundred Sixty-Five (869,565) shares of common stock of SciQuest.

       1.7 Parties' Intent. The parties to this Agreement intend for the transactions contemplated by this Agreement to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for United States federal income tax purposes, and for this Agreement to constitute the corresponding plan of reorganization.

       1.8   Merger Consideration, Earnout and Set-off.

       (a) At the Effective Time of the Merger or as soon thereafter as is reasonably practicable, the holders of shares of Company Series B Preferred Stock shall surrender the certificates representing such shares to SciQuest and in exchange therefor, SciQuest shall deliver seventy-five percent (75%) of the Merger Consideration (Six Hundred Fifty-Two Thousand One Hundred Seventy-Four (652,174) shares of common stock of SciQuest) directly to the shareholders of the Company receiving the Merger Consideration in the amounts set forth opposite their names on Schedule 1.8(a) hereto and at the addresses for such shareholders set forth on Schedule 1.8(a) hereto. SciQuest shall not be obligated to deliver any of such shares of its common stock to any holder of shares of Company Series B Preferred Stock until such holder surrenders the certificates representing such holder's shares of Company Series B Preferred Stock to SciQuest.

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             (b)   At the Effective Time, SciQuest shall deliver to the Escrow
Agent twenty-five percent (25%) of the Merger Consideration (Two Hundred Seventeen Thousand Three Hundred Ninety-One (217,391) shares of common stock of SciQuest) (collectively, the "Shareholder Earnout and Indemnification Amount"), to be held and distributed by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement in substantially the form attached hereto as Exhibit A. All shares of SciQuest Common Stock so delivered to the Escrow Agent shall be issued in the name of the Escrow Agent, as escrow agent under the Escrow Agreement.

             (c) If Revenues as determined in accordance with Section 1.8(d) hereof are greater than or equal to Two Hundred Fifty Thousand Dollars ($250,000), SciQuest shall instruct the Escrow Agent in writing to deliver the Shareholder Earnout and Indemnification Amount to the shareholders of Company as directed by the Shareholder Representative on December 24, 2003; provided, however, that the Shareholder Earnout and Indemnification Amount shall be reduced by any set-off for indemnification purposes under Article 8 of this Agreement. If Revenues as determined in accordance with Section 1.8(d) hereof are less than Two Hundred Fifty Thousand Dollars ($250,000), SciQuest shall instruct the Escrow Agent to return the Shareholder Earnout and Indemnification to SciQuest by October 21, 2003, provided that in the event that Company disputes the calculation(s) of the Revenues pursuant to Section 1.8(d) below, the independent accounting firm determines that the Revenues were less than Two Hundred Fifty Thousand Dollars ($250,000).

             (d) SciQuest shall provide the Shareholder Representative with copies of SciQuest's unaudited financial reports setting forth the Revenues by August 31, 2003. If the Shareholder Representative provides written notice to SciQuest within twenty (20) days of receiving the unaudited financial reports that it disputes the calculation(s) of the Revenues and provides its own calculation of Revenues, SciQuest's independent accounting firm shall review the books, calculation(s) and supporting accounting data of the Surviving Corporation and/or SciQuest, as applicable, to determine the amount of the Revenues. The independent accounting firm shall make its determination of appropriate calculations of the Revenues within thirty (30) days of its selection. The determination of the independent accounting firm shall be final and binding on the parties hereto. All costs in connection with such reports or supporting accounting data, including accountants' fees, shall be borne by the shareholders of Company if such audit confirms that the Revenues were less than Two Hundred Fifty Thousand Dollars ($250,000) and by SciQuest if such audit confirms that the Revenues were Two Hundred Fifty Thousand Dollars ($250,000) or more.

             (e) By virtue of the Merger, and effective as of the Effective Time, Timothy Mann, Jr. will be irrevocably appointed attorney-in-fact and authorized to act for and on behalf of any or all of the shareholders of Company (with full power of substitution in the premises) with respect to all matters arising in connection with the Shareholder Earnout and Indemnification Amount set forth in Section 1.8 and the Escrow Agreement, including without limitation the power and authority on behalf of each shareholder to do or take any one or more of the actions enumerated in Section 1.4 of the Escrow Agreement (such representative, or any successor representative appointed under the Escrow Agreement, the "Shareholder

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Representative"). Each of SciQuest and the Surviving Corporation will be entitled to rely on such appointment and treat the Shareholder Representative as the duly appointed attorney-in-fact of each shareholder of Company for all such purposes.

       1.9 No Further Ownership Rights in Company Capital Stock. All shares of SciQuest Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of Company of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company stock certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

       1.10 Exemption from Registration. SciQuest represents and warrant that the shares of SciQuest Common Stock to be issued pursuant to Sections 1.6 and
1.8 in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act and the rules and regulations promulgated by the SEC thereunder, by reason of Section 4(2) of the Securities Act, subject to the truth and accuracy of the representations made by Company herein and by certain shareholders of Company in the Investor Representation Letter.

       1.11 Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, or to effect the assignment to Company of any and all Company Intellectual Property created by a founder, employee or consultant of Company (including Intellectual Property created by any of Company's founders prior to the creation of Company), or to complete and prosecute all domestic and foreign patent filings related to such Company Intellectual Property, the officers and directors of the Surviving Corporation are fully authorized to take, and will take, all such lawful and necessary action.

       1.12  Options, Warrants and Stock Plans.

             (a) Effective as of the Closing, Company shall have used its best efforts to obtain (i) waivers of all required notices regarding the Merger (the "Waivers") from all holders of Stock Acquisition Rights of the Company and (ii) terminations of all Stock Acquisition Rights (the "Terminations") from all holders of Stock Acquisition Rights of the Company. Company hereby further represents, warrants, and covenants that any failure by it to obtain any Waiver or Termination shall not have any Material Adverse Effect on SciQuest or the Surviving Corporation. For the avoidance of doubt, any breach of this Section 1.12(a) shall be subject to the indemnification provisions of Section 8.2 of this Agreement.

             (b) Effective as of the Closing, Company shall have taken all actions necessary to terminate all stock option plans and other stock or equity-related plans of Company (the "Stock Plans").

             (c) Section 2.2 of the Company Disclosure Schedule sets forth the names of the holders of each option ("Company Stock Option") to purchase common stock of Company

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granted by Company under the HigherMarkets, Inc. 2000 Stock Plan (the "Stock
Plan") that is outstanding immediately prior to the Closing, as well as the number of shares of common stock of Company subject to each such Company Stock Option ("Option Shares") and the exercise price for each such Company Stock Option. As of the Closing, each such Company Stock Option that has not been terminated pursuant to Section 1.12(a) above, and remains outstanding shall be deemed to have been assumed by SciQuest in accordance with the terms of this Agreement, Section 12(c) of the Stock Plan and the stock option agreement by which such Company Stock Option is evidenced. Pursuant to Section 12(c) of the Stock Plan, each holder of such a Company Stock Option shall have the right to purchase or receive, for each Option Share subject to such a Company Stock Option immediately prior to the Effective Time of the Merger, the consideration received in the Merger by the holders of common stock of Company for each share of common stock of Company. For the avoidance of doubt, as described in Section 1.6(c) above, all issued and outstanding shares of Company capital stock, other than the Series B Preferred Stock, shall not receive any consideration in the Merger and shall be cancelled upon the filing of the Certificate of Merger.

                                   ARTICLE 2.
                         REPRESENTATIONS AND WARRANTIES

       Company hereby represents and warrants to SciQuest and Merger Sub as of the date hereof and as of the Closing Date, subject to such exceptions as are specifically disclosed with respect to specific numbered and lettered sections of this Article 2 in the disclosure schedule and schedule of exceptions (the "Company Disclosure Schedule") delivered by Company to SciQuest herewith, dated as of the date hereof, and organized with corresponding numbered and lettered sections and subsections, as follows:

       2.1 Existence and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has the power to own its property and to carry on its business as now being conducted. Company is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned or leased by Company or the nature of the business conducted by Company makes such qualification necessary under applicable Law. Section 2.1 of the Company Disclosure Schedule sets forth each jurisdiction where Company is so qualified, licensed or admitted to do business and there are no other jurisdictions in which Company owns or leases real properties or has employees.

       2.2 Capitalization. The authorized capital stock of Company consists exclusively of (a) Twenty-Seven Million Two Hundred Fifty Thousand (27,250,000) shares of Common Stock, $0.001 par value, of which Seven Million Two Hundred Forty Two Thousand Six Hundred Six (7,242,606) shares are issued and outstanding, warrants for Thirty Five Thousand (35,000) shares are issued and outstanding, and options for Eight Hundred Seventy Five Thousand (875,000) are issued and outstanding, and (b) Sixteen Million Two Hundred Eighty Thousand Sixty Nine (16,280,069) shares of Preferred Stock, $0.001 par value (the "Company Preferred Stock"). The designation and status of the Company Preferred Stock is as follows: (i) Four Million Eight Hundred Thirty-Nine Thousand Seven Hundred Forty-Six (4,839,746) shares are designated as Series A Preferred Stock, of which Three Million Five Hundred Eighty-Nine Thousand Seven

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Hundred Forty Six (3,589,746) shares are issued and outstanding and warrants, or commitments to issue warrants, for One Million Two Hundred Fifty Thousand (1,250,000) shares are issued and outstanding, and (ii) Eleven Million Four Hundred Forty Thousand Three Hundred Twenty-Three (11,440,323) shares are designated as Series B Preferred Stock, of which Eleven Million One Hundred Thirty One Thousand Three Hundred Ninety Two (11,131,392) shares are issued and outstanding and warrants for One Hundred Twenty Four Thousand Nine Hundred
Ninety Nine (124,998) shares are issued and outstanding. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid and nonassessable, are not subject to any preemptive rights and have been issued in compliance with all applicable federal, state and foreign securities Laws. Except as set forth in Section 2.2 of the Company Disclosure Schedule, no shares of Company Common Stock or Company Preferred
Stock are held in treasury. Section 2.2 of the Company Disclosure Schedule lists the name of each holder of Company Common Stock and Company Preferred Stock and the amount of shares of Company Common Stock, Series A Preferred Stock and/or Series B Preferred Stock held by each holder. For each shareholder of Company receiving Merger Consideration, Schedule 1.8 hereto lists the name of such shareholder, his or her state of residence, and the amount of the Merger Consideration he or she will receive in the Merger. Except as set forth Section
2.2 of the Company Disclosure Schedule, there are (i) no outstanding Stock Acquisition Rights, (ii) no agreements, arrangements or understandings to which Company is a party (written or oral) to issue any Stock Acquisition Rights with respect to Company, (iii) no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Company Capital Stock created by statute, the Certificate of Incorporation or bylaws of Company, or any agreement or other arrangement to which Company is a party or to which it is bound, and (iv) no agreements, arrangements or understandings to which Company is a party (written or oral) pursuant to which Company has the right to elect to satisfy any liability by issuing Company
Common Stock or Stock Acquisition Rights. All Stock Acquisition Rights were issued in compliance with all applicable federal, state and foreign securities Laws. Except as set forth in Section 2.2 of the Company Disclosure Schedule, Company is not a party or subject to any agreement or understanding, and, to Company's knowledge, there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting, giving of written consents, dividend rights, transferability of shares or repurchase rights or obligations with respect to Company Capital Stock, including any voting trust agreement or proxy. No debt securities of Company are issued or outstanding.

       2.3 Power and Authority. Company has all requisite power and authority to enter into and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Company's execution, delivery and performance of this Agreement and the other Transaction Documents and Company's consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all corporate action required of Company by applicable Law or its Organizational Documents. This Agreement and the other Transaction Documents to which Company is a party constitute the valid and legally binding obligations of Company, enforceable against Company in accordance with their respective terms.

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       2.4   Subsidiaries and Investments. Company does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any Person. Except as disclosed in Section 2.10 of the Company Disclosure Schedule, Company is not a party to any joint venture or partnership Contract.

       2.6   Financial Statements; No Material Changes; Budget and Projections

             (a) Company has furnished SciQuest with true and complete copies of the balance sheet of Company as of December 31, 2001 (the "Balance Sheet") and the related statements of income, retained earnings and cash flows for the year ended December 31, 2001, all audited by Ernst & Young (collectively, the "Audited Financial Statements"). Company has furnished SciQuest with true and complete copies of an unaudited balance sheet as of May 31, 2002 and as of the Closing Date and a statement of operations for Company for the period from January 1, 2002 through May 31, 2002 and through the Closing Date, which were prepared on a basis consistent with the corresponding Audited Financial Statements (the "Interim Financial Statements"). Company has furnished SciQuest with true and complete copies of its check book register, showing all cash in-flows and out-flows of Company for the period from January 1, 2002 through May 31, 2002 and for the period from May 31, 2002 through the Closing Date, which was prepared on a basis consistent with the corresponding Audited Financial Statements (the "Check Book Register," and together with the Interim Financial Statements and the Audited Financial Statements, the "Financial Statements"). Section 2.6(a) of the Company Disclosure Schedule sets forth these Financial Statements. The Financial Statements, including the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the period(s) indicated, and are correct, complete, and consistent with Company's books and records (which are correct and complete), except for revenue which has been recognized only to the extent cash has been received to date which may or may not be in compliance with recent revenue accounting recognition pronouncements, and except that the Interim Financial Statements lack footnotes and other presentation items and are presented in summary format. The Financial Statements fairly present the financial condition of Company for the period(s) covered thereby or the dates thereof, as applicable, subject in the case of the Interim Financial Statements to normal year-end adjustments, and reflect all claims against and debts and liabilities of Company, fixed or contingent, known or unknown, for the period(s) covered thereby or the dates thereof, as applicable; and the related statements of income, shareholders' equity and cash flows fairly present the results of the operations of Company and the changes in its financial position for the periods indicated. There are no transactions between Company and any stockholder of Company (or any affiliate thereof), which are not recorded and disclosed in the Financial Statements.

             (b) Section 2.6(b) of the Company Disclosure Schedule lists all changes in Company's cash flow from May 31, 2002 (the "Balance Sheet Date") until the Effective Date. Since the Balance Sheet Date, Company has not (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent, known or unknown or otherwise) except in the ordinary course of business or in an amount less than $5,000 in the aggregate (ii) permitted any of its assets to be subjected to any Encumbrance, (iii) sold, transferred or otherwise disposed of any assets except in the ordinary course of business or for an amount less than $5,000 in the aggregate, (iv) made any capital expenditure or commitment therefor except in the ordinary

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course of business or in an amount less than $5,000 in the aggregate, (v)
declared or paid any dividend or made any other distribution, or redeemed, purchased or otherwise acquired any its securities or Stock Acquisition Rights therefor, (vi) made any bonus or profit sharing distribution or payment of any kind, (vii) increased its indebtedness for borrowed money, except current borrowings from banks in the ordinary course of business or in an amount less than $5,000 in the aggregate, or made any loan to any Person, (viii) written off as uncollectible any notes or accounts receivable except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate exceeds $5,000, (ix) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee, (x) cancelled or waived any material claims or rights, (xi) made any change in any method of accounting or auditing practice, (xii) otherwise conducted its business or entered into any transaction, except consistent with past practice in the ordinary course of business, or (xiii) agreed, whether or not in writing, to do any of the foregoing. Since the Balance Sheet Date, there has been no event, fact, condition, circumstance or other development which has had or reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, whether as a result of any Casualty, termination or impairment of any material Contract or business relationship, the enactment of any new Law, or otherwise; nor is Company aware of any such event, fact, condition, circumstance or other development which is reasonably likely to occur in the foreseeable future.

       2.7 Books and Records. The minute books of Company, as previously provided to SciQuest and its representatives, contain accurate records of all meetings of and action taken by the holders of Company Capital Stock and board of directors (including committees thereof) of Company.

       2.8 Tangible Assets. Except (i) as reflected in the Financial Statements, (ii) with respect to any lease disclosed in Section 2.10 of the Company Disclosure Schedule, (iii) for liens associated with current taxes not yet due and payable, (iv) for liens imposed by law and incurred in the ordinary course of business for obligations not past due in favor of warehousemen, laborers, materialmen and the like, and (v) for liens in respect of pledges or deposits under workers' compensation laws or similar legislation, Company owns or otherwise has the legal right to use all tangible assets used by Company in connection with its business, in each case subject to no Encumbrance other than any applicable lease disclosed in Section 2.8 of the Company Disclosure Schedule. Company's tangible assets (whether owned or leased) are in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are currently being used, and constitute all of the tangible assets necessary to conduct Company's business as currently conducted.

       2.9 Real Property. Except as described in Section 2.10 of the Company Disclosure Schedule as to leased real property (the "Company Leased Real Property") and all buildings, fixtures and improvements thereon (the "Improvements"), Company does not currently own, and has not at any time owned, in whole or in part, any interest (direct or indirect) in any real property.

       2.10 Contracts. Except as set forth in Section 2.10 of the Company Disclosure Schedule, Company is neither a party to nor bound by any (a) Contract relating to the performance by Company of services for or on behalf of any Person, (b) Contract relating to the engagement as an independent contractor or employment of any Person by Company, (c) lease (as lessee or lessor), (d) Contract for or concerning indebtedness for money borrowed, (e) Contract concerning any license, sublicense or permission to or from Company with respect to any material Intellectual Property for consideration in excess of $5,000 individually or $10,000 in the aggregate with all other substantially identical Intellectual Property (such as multiple licenses for a single computer software product), (f) Contract which contains restrictions with respect to the payment of dividends or other distributions by Company, (g) Contract relating to capital expenditures,
(h) loan or advance to, or investment in, any Person or any Contract relating to the making of any such loan, advance or investment, (i) Contract limiting the freedom of Company to engage in any line of business in any geographic area, or to compete with any Person, (j) insurance policy, (k) Contract which might reasonably be expected to have a Material Adverse Effect on Company, or (l) Contract which is otherwise material to Company. Each Contract set forth in
Section 2.10 of the Company Disclosure Schedule (or required to be set forth in Section 2.10 of the Company Disclosure Schedule) was negotiated in good faith and at arms-length, is valid and is in full force and effect; and there exists no, and Company has received no notice or other communication asserting the actual or alleged existence of any, default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the occurrence of any other event or condition would become a default or event of default thereunder. Company has not violated any of the terms or conditions of any Contract that would at any time since Company's inception have been required to be set forth in the Company Disclosure Schedule listing the types of agreements and instruments set forth in Section 2.10 of the Company Disclosure Schedule in a manner which has had or might reasonably be expected to have a Material Adverse Effect on Company.

       2.11 No Conflicts. Neither the execution and delivery of this Agreement or any other applicable Transaction Document by Company, nor the performance of this Agreement and the other applicable Transaction Documents by Company will
(i) conflict with or violate any provision of the Organizational Documents of Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 2.11 of the Company Disclosure Schedule have been obtained and all filings and obligations described Section 2.11 of the Company Disclosure Schedule have been made, conflict with or violate any Law applicable to Company or (iii) except as set forth in Section 2.11 of the Company Disclosure Schedule, result in any breach of or constitute a default under, require any notice, approval or consent to or of any person or entity in connection with, give to another any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Company pursuant to any Contract to which Company is a party or by which it is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which if occurring, or any such notice, approval or consent if not made or obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Company.

       2.12 Litigation. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding or investigation by or before any governmental or other instrumentality or agency pending, or to Company's knowledge threatened, against or affecting

Company, any affiliate of Company, or any of their respective properties or rights; and Company is not aware of any basis for any such action, proceeding or investigation. Except as set forth in Section 2.12 of the Company Disclosure Schedule, neither Company nor any of its affiliates is subject to any judgment, order or decree entered in any lawsuit or proceeding which may affect any of Company's operations or business practices, or the ability of Company to acquire any property or conduct business in any respect.

       2.13 Taxes. Except as set forth in Section 2.13 of the Company Disclosure Schedule, Company has filed or caused to be filed, within the times and manners prescribed by Law, all federal, state, local and foreign tax returns, elections and tax reports which are required to be filed by, or with respect to, Company. All federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) payable by or due from Company have been fully paid or adequately disclosed and fully provided for in the books and financial statements of Company. No examination of any tax return of Company is currently in progress, and no basis for any assessment exists. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Company.

       2.14 Liabilities; Indebtedness. Except as set forth in Section 2.14 of the Company Disclosure Schedule, there are no liabilities, obligations or indebtedness of or claims against Company, whether known or unknown, due or not yet due, asserted or unasserted, fixed, contingent, or otherwise, arising from or in connection with, or based upon acts, omissions, facts or occurrences existing on or before the date hereof, whether or not discovered, known, or asserted by any party or third party on the date hereof, and neither SciQuest nor the Surviving Corporation shall not suffer or be subject to any Losses (as defined in Section 8.2(a), below) arising from the foregoing, whether such Losses occur before or after the date hereof, except: (i) those liabilities set forth in the Balance Sheet or referred to in the notes thereto, (ii) those liabilities set forth in the balance sheet included in the Interim Financial Statements, and (iii) liabilities incurred subsequent to the date of the Interim Financial Statements in an amount not greater than $5,000 in the aggregate or in the ordinary course of business.

       2.15 Insurance. Company has been covered by one or more policies of insurance of the types described in Section 2.10 of the Company Disclosure Schedule continuously since the commencement of its operations.

       2.16  Intellectual Property and Software.

             (a) Section 2.16(a) of the Company Disclosure Schedule hereto sets forth a complete and correct list of (i) all patents, trademarks, trade names (including all federal and state registrations pertaining thereto), proprietary databases and registered copyrights owned by Company (collectively with all unregistered copyrights, the "Company Proprietary Intellectual Property") and
(ii) all patents, trademarks, trade names, copyrights, technology and processes used by Company in its businesses which are material to its business and are used pursuant to a license or other right granted by a third party, and all agreements related thereto (collectively, the "Company Licensed Intellectual Property", and together with the Company Proprietary Intellectual Property referred to as "Company Intellectual Property"). Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, Company has no reason to believe that its application in the United States Patent and Trademark Office (the "PTO") for registration of HIGHERMARKETS will not be approved by the PTO. Company owns, or has the right to use, all Company Intellectual Property, and the consummation of the transactions contemplated hereby will not materially adversely alter or impair any such rights. No claims are pending against Company by any person with respect to the use of any Company Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, and the current use by Company of the Company Intellectual Property does not in any material respect infringe upon the rights of any third party. There are no jurisdictions in which Company is operating under a trade name. No current or former Company employee is named or is required to be named as an inventor on any pending patent application.

             (b)  Company Computer Software and Hardware.

                  (i) Section 2.16(b) of the Company Disclosure Schedule hereto sets forth a true and complete list of: (a) all software and associated documentation owned by Company material to the business of Company (other than custom-developed software developed for and assigned to a Company customer) (the "Company Proprietary Software"); (b) all software (other than the Company Proprietary Software and "shrink-wrap" software) used by Company or its employees in connection with the business of Company (the "Company Licensed Software" and together with the Company Proprietary Software, the "Company Software"). Company has all rights that are necessary or appropriate to distribute, license or sublicense the Company Software to third parties and to appoint others to do any of the foregoing. Company has or has the right to use all technical and descriptive materials to run its business. The Company Software consists of: (a) object code embodied in magnetic or optical media; and
(b) all development and procedural tools, documentation and manuals necessary to maintain, enhance, develop derivative works, support and service the Company Proprietary Software, including licenses to use compilers, assemblers, libraries and other aids.

                  (ii) Company has a valid right, title and interest in and to all intellectual property rights in the Company Proprietary Software, including all worldwide copyrights, trade secrets, trademarks, moral rights and proprietary and confidential information rights therein. The Company Proprietary Software is free and clear of all liens, claims and encumbrances. The use by Company of the Company Licensed Software and the use and distribution of the Company Proprietary Software by Company complies in all material respects with the terms of all contracts and agreements to which Company is a party or by which it is bound and is in compliance in all material respects with all applicable laws, regulations and codes of any foreign, U.S., state or local authority, including without limitation, all U.S. Export Administration Regulations. Company has been granted under the license agreements relating to the Company Licensed Software (the "Company License Agreements") valid and subsisting license rights with respect to all software comprising the Company Licensed Software. Company is in compliance in all material respects with each of the terms and conditions of each of the Company License Agreements. In the case of any commercially available "shrink-wrap" software programs (such as Lotus 1-2-3 or Microsoft Word), Company has not made and is not, to the knowledge of Company, using any unauthorized copies of any such software programs and, to the knowledge of Company, none of the employees, agents or representatives of Company have made or are using any such unauthorized copies.

                  (iii) The Company Proprietary Software and, to the knowledge of Company, such of the Company Licensed Software as is bundled with or is otherwise an integral part of the Company Proprietary Software does not infringe the patent, copyright or trade secret rights or any other intellectual property right of any third party which may exist anywhere in the world.

                  (iv) Company has not granted rights in the Company Software to any third party, except for rights granted to customers in the ordinary course of business pursuant to licenses with customers.

                  (v) To the knowledge of Company, the Company Software and the related computer hardware used by Company in its operations or the provision of services to Company clients (the "Company Hardware") are adequate in all material respects, when taken together with the other assets, resources and personnel of Company, to run the business of Company in the same manner as such business has been operated. There have been no material problems experienced by the customers of Company and communicated to Company in the past twelve (12) months with respect to the Company Software or Company Hardware that have arisen outside the ordinary course of business.

                  (vi) Prior to any export or re-export either directly or indirectly by Company of any software or other technical data, Company has first obtained the written approval or required export license for such export or re-export from the United States Department of Commerce or any other agency of the U.S. Government having jurisdiction over such export or re-export unless the export or re-export of software or other technical data is covered by a license exemption.

       2.17 Licenses. Company owns or otherwise lawfully uses each license, franchise, permit, right and other authorization (collectively, "Licenses") necessary or required by applicable Law to conduct its business as conducted as of the date of this Agreement, free and clear of all Encumbrances. All of the Licenses are in full force and effect, not subject to any current default or right of cancellation, termination or revocation.

       2.18 Compliance with Laws. Company is and at all times has been in compliance with all applicable Laws (including without limitation any applicable to subject matters addressed by other, more specific sections of this Article
2). To Company's knowledge, there exists no event, occurrence, condition or act, which, with the giving of notice, the lapse of time or the occurrence of any further event or condition, would constitute a violation of any applicable Law by Company.

       2.19 Accounts Receivable. The amount of all accounts receivable as set forth in the Interim Financial Statements, whether billed or unbilled, and other debts due or recorded in the respective records and books of account of Company as being due to Company as at the Closing Date (less the amount of any provision or reserve therefor made in the respective records and books of account of Company) will be good and collectible in full in the ordinary course of business and in any event not later than 90 days after the Closing Date; and none of such accounts receivable or other debts is or will at the Closing Date be subject to any counterclaim or set-off except to the extent of any such provision or reserve.

       2.20  Employee Relations.

       (a) Section 2.20(a) of the Company Disclosure Schedule contains an accurate list of all of Company's employees, showing for each his or her full name, position, social security number (if applicable), start date of employment, 2001 compensation, and current annualized salary.

       (b) Section 2.20(b) of the Company Disclosure Schedule contains an accurate list of all of Company's employees who are not naturalized U.S. citizens, showing for each the authority pursuant to which he or she is in the United States, the duration of his or her authorized period of stay, the authority pursuant to which he or she is working in the United States and the duration of his or her work visa.

       (c) Each present and former employee, independent contractor or entity who has contributed in any way to the creation, development or modification of any of the Company Intellectual Property or Company Software holds no ownership rights of any kind in the Company Intellectual Property or Company Software, is bound by an agreement with Company to which such employee, independent contractor or entity assigns all rights, if any, held or acquired by he, she or it in the Company Intellectual Property or Company Software, and Company has delivered copies of such agreements to SciQuest prior to the Effective Time.

       (d)   No material employee grievance is pending. Except as set forth in
Section 2.20(d) of the Company Disclosure Schedule, no current employee has expressed or communicated to Company any material current grievance or any intent to leave or contemplation of leaving Company's employ. All Company employees are authorized to live in and work in the United States. Company has no reason to believe there will be any adverse change in relations with employees of Company as a result of any announcement or the consummation of the transactions contemplated by this Agreement.

       (e) As of the Effective Date, Company does not owe any current or former employee or independent contractor (i) any accrued compensation, commissions, expense reimbursement or payment for any accrued but unused vacation or sick leave, (ii) any accrued or promised bonus and other benefits, such as any stock option grant from Company or (iii) any other compensation, commissions or benefits, rights or privileges, including without limitation, severance compensation, change in control benefits, or any other benefits pursuant to any agreement with such employee or independent contractor or pursuant to any severance plan, policy, or program of Company.

       2.21  Employee Benefit Plans.

             (a) Section 2.21 of the Company Disclosure Schedule identifies each Plan sponsored or maintained by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates contributes.

             (b) Except as set forth in Section 2.21 of the Company Disclosure Schedule with respect to each Plan required to be listed in Section 2.21 of the Company Disclosure Schedule: (i) each Plan has been administered in material compliance with its terms and is in material compliance with the applicable provisions of ERISA (including, without limitation, the prohibited transaction provisions thereof), the Internal Revenue Code and other applicable laws; (ii) there are no inquiries or proceedings pending or threatened by the IRS, the U.S. Department of Labor, the PBGC, or any participant or beneficiary with respect to the Plans; (iii) each pension plan which is intended to be a qualified plan within the meaning of Section 401(a) of the Internal Revenue Code has received a favorable determination from the IRS as to its qualified status or is within the remedial amendment period (as defined in Section 401(b) of the Internal Revenue Code taking into account any pronouncements of the IRS relating to such period) for making any required changes; (iv) each Plan may, without liability, be amended, terminated or otherwise discontinued, except as specifically provided by federal law, (v) no Plan provides medical benefits to any Person who is not a current employee of Company (other than dependents of current employees) and neither Company nor any of its ERISA Affiliates is contractually or otherwise obligated to provide any Person who is not a current employee of Company (other than dependents of current employees) with medical benefits, other than continuation coverage as required under section 4980B of the Internal Revenue Code and Part 6 of Subtitle B of Title I of ERISA ("COBRA"); (vi) Company has made or provided for all contributions required under the terms of such Plans and any applicable laws for all periods through the Closing Date; (vii) there have been no "prohibited transactions" (as described in Section 4975 of the Internal Revenue Code or in Part 4 of Subtitle B of Title I of ERISA) involving any Plan; (viii) there has been no material violation of the "continuation coverage requirements" of COBRA with respect to any welfare plan to which such continuation coverage requirements apply; and (ix) there has been no violation of the obligations imposed by section 9801 of the Internal Revenue Code and Part 7 of Subtitle B of Title I of ERISA ("HIPAA") with respect to any welfare plan which is a group health plan (as defined in section 5000(b)(1) of the Internal Revenue Code or Part 6 of Subtitle B of Title I of ERISA) to which such obligations apply.

             (c) Neither Company nor any of its ERISA Affiliates maintains or has ever maintained a pension plan which is subject to the minimum funding requirements of Part 3 of Subtitle B of Title I of ERISA or subject to Section 412 of the Internal Revenue Code.

             (d) Neither Company nor any of its ERISA Affiliates, has ever maintained or been obligated to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA.

             (e) Neither Company nor any of its ERISA Affiliates is bound by any collective bargaining agreement or legally binding arrangement to maintain or contribute to any Plan.

             (f) Complete and correct copies of the following documents have been made available or delivered by Company to SciQuest: (i) all current plan documents and insurance contracts (if any), and amendments thereto, with respect to each of the Plans, (ii) for each of Company's plan years, all IRS Form 5500 series forms (and any financial statements and other schedules attached thereto) filed with respect to any Plan, (iii) the most recent IRS determination letter for each pension plan (if any), and (iv) all current summary plan descriptions and subsequent summaries of material modifications with respect to each of the Plans subject to ERISA.

             (g) Except as disclosed in Section 2.14 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any person to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee. No payment made to any officer, director, employee, or agent of Company ("Recipients") pursuant to any employment contract, severance agreement, or other arrangement as a consequence of the transaction described herein will be non-deductible to Company because of the applicability of the "golden parachute" provisions of Sections 280G and 4999 of the Internal Revenue Code, nor will Company be required to "gross up" or otherwise compensate any Recipient because of the imposition of any excise tax (including any interest or penalties related thereto) on the Recipient as a result of the applicability of Sections 280G and 4999 of the Internal Revenue Code.

             (h) The participant and beneficiary records with respect to each Plan are in the custody of Company (or an agent of Company who must, upon demand, provide such records to Company), and such records accurately state the benefits to which all participants and beneficiaries under such Plan are entitled.

       2.22 Environmental Matters. During the time that Company has been in possession of Company Leased Property and Improvements, (i) no substances that are defined by laws or regulations concerning the environment as toxic materials, hazardous wastes or hazardous substances (including without limitation any asbestos, oils, petroleum-derived compound or pesticides) (collectively, "Hazardous Materials") are or have been located in, on or about the Company Leased Real Property or the Improvements in violation of any Law or have been generated, used, released or disposed of by Company in violation of any Law, (ii) the Company Leased Real Property has not been used for the storage, manufacture or disposal of Hazardous Materials, and Company has not used, or provided permission to others to use, the Company Leased Real Property for the storage, manufacture or disposal of Hazardous Materials, (iii) no Hazardous Materials have been released, disposed of or transported off site from the Company Leased Real Property, and (iv) specifically, but without limitation, there are and have been no storage tanks located on the Company Leased Real Property. Company does not require any environmental permits for the operation of its business. Company has complied in all material respects with all federal, state and local environmental laws and regulations, including but not limited to, the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act and the Federal Insecticide, Fungicide and Rodenticide Act.

       2.23 Interests in Clients, Suppliers, Etc. Company does not possess, directly or indirectly, any equity interest in any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of Company.

       2.24 Disclosure. None of this Agreement, the Financial Statements, or any schedule, exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Company in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. All information concerning Company, which is material to the transactions contemplated hereby, has been provided to SciQuest. There is no fact known to Company that might reasonably be expected to have a Material Adverse Effect on Company, which has not been set forth in this Agreement, the Financial Statements, or any schedule, exhibit or certificate attached hereto or delivered in accordance with the terms hereof.

       2.25 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of Company is, or will be, entitled to any commission or broker's or finder's fees in connection with any of the transactions contemplated by this Agreement.

       2.26  Client Relations.

       (a) Set forth in Section 2.26(a) of the Company Disclosure Schedule is a list of all of the clients of Company ranked by the percentage of net revenue of Company for the year ended December 31, 2001 and from that date through May 31, 2002 attributable to each such client. None of the clients listed in Section 2.26(a) of the Company Disclosure Schedule or any other former client has registered any material complaint regarding the services rendered by Company, indicated any desire or intention to reduce the level of services under or to terminate any Contract with or services performed by Company, or stated orally or in writing any intention to terminate any Contract with Company.

       (b) Set forth on Section 2.26(b) of the Company Disclosure Schedule is a list of potential clients of Company (the "Potential Clients"). Such list does not exceed a total of fifty (50) Potential Clients and does not include the University of Notre Dame, Indiana University or Rensselaer Polytechnic Institute. All Potential Clients are actual companies or entities with which Company has had active discussions prior to the Effective Date regarding the purchase of Company's services.

       2.27 Information Delivery. Prior to the Closing Date, Company has delivered to each shareholder receiving Merger Consideration the following documents: (i) the Merger Agreement and the exhibits and schedules thereto; (ii) SciQuest's most recent Annual Report to shareholders for fiscal year ended December 31, 2001; (iii) SciQuest's Annual Report filed on Form 10-K with the Securities and Exchange Commission on March 15, 2002; (iv) SciQuest's Definitive Proxy Statement filed on Schedule 14A with the Securities and Exchange Commission on March 27, 2002; and (v) SciQuest's Quarterly Report filed on Form 10-Q with the Securities and Exchange Commission on May 10, 2002 (together the "Informational Documents"). In addition, at the time of delivery of such Information Documents, Company informed each shareholder receiving the Information Documents that the exhibits to these Informational Documents will be provided to such shareholder upon his or her written request to SciQuest.

                                   ARTICLE 3.
            REPRESENTATIONS AND WARRANTIES OF SCIQUEST AND MERGER SUB

       SciQuest and Merger Sub hereby represent and warrant to Company as of the date hereof and as of the Closing Date:

       3.1   Existence and Good Standing.

             (a) SciQuest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SciQuest has all requisite power and authority to enter into and deliver this Agreement and the other Transaction Documents to which SciQuest is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. SciQuest's execution, delivery and performance of this Agreement and the other Transaction Documents to which SciQuest is a party, and SciQuest's consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action required of SciQuest by applicable Law or its Organizational Documents. This Agreement and the other Transaction Documents to which SciQuest is a party constitute the valid and legally binding obligations of SciQuest, enforceable against SciQuest in accordance with their respective terms.

             (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has all requisite power and authority to enter into and deliver this Agreement and the other Transaction Documents to which Merger Sub is a party, to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. Merger Sub's execution, delivery and performance of this Agreement and the other Transaction Documents to which Merger Sub is a party, and Merger Sub's consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action required of Merger Sub by applicable Law or its Organizational Documents. This Agreement and the other Transaction Documents to which Merger Sub is a party constitute the valid and legally binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms.

       3.2 Capital Stock. Merger Sub has an authorized capitalization consisting of 1,000 shares of common stock, $0.001 par value per share, of which 100 shares are issued and outstanding and are held by SciQuest.

       3.3 Shareholder Shares. The shares of SciQuest Common Stock to be issued pursuant to Sections 1.6 and 1.8 above have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all Encumbrances and will have been issued in compliance with all applicable Federal and state securities laws, subject to the truth and accuracy of the representations made by Company herein and by certain shareholders of Company in the Investor Representation Letter.

       3.4   No Conflicts.

             (a) Neither the execution and delivery of this Agreement or any other applicable Transaction Document by SciQuest, nor the performance of this Agreement and the other applicable Transaction Documents by SciQuest will (i) conflict with or violate any provision of the Organizational Documents of SciQuest, (ii) conflict with or violate any Law applicable to SciQuest or (iii) result in any breach of or constitute a default under, require any notice, approval or consent to or of any person or entity in connection with, give to another any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of SciQuest pursuant to any Contract to which SciQuest is a party or by which it is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which if occurring, or any such notice, approval or consent if not made or obtained, would not, individually or in the aggregate, have a Material Adverse Effect on SciQuest.

             (b) Neither the execution and delivery of this Agreement or any other applicable Transaction Document by Merger Sub, nor the performance of this Agreement and the other applicable Transaction Documents by Merger Sub will (i) conflict with or violate any provision of the Organizational Documents of Merger Sub, (ii) conflict with or violate any Law applicable to Merger Sub or (iii) result in any breach of or constitute a default under, require any notice, approval or consent to or of any person or entity in connection with, give to another any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Merger Sub pursuant to any Contract to which Merger Sub is a party or by which it is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which if occurring, or any such notice, approval or consent if not made or obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Merger Sub.

       3.5 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the SciQuest or Merger Sub is, or will be, entitled to any commission or broker's or finder's fees in connection with any of the transactions contemplated herein.

       3.6 Disclosure. None of this Agreement or any schedule, exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of SciQuest and/or Merger Sub in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE 4.
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

       4.1 Conduct of Business of Company. During the period from the date of this Agreement to the Closing Date, Company shall conduct its operations only according to its ordinary and usual course of business and preserve intact its business organization, keep available the services of its officers and employees, maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with Company, and perform in all material respects all of Company's obligations under all Contracts to which Company is a party or by which it or any of its assets or properties are bound. Without limiting the foregoing, prior to the Closing Date, except as may be first approved in writing by SciQuest or otherwise permitted or required by this Agreement, Company shall cause (a) Company's Organizational Documents to be maintained in their forms on the date of this Agreement, (b) the compensation payable or to become payable by Company to each officer, employee or agent of Company to be maintained at their levels on the date of this Agreement, (c) Company to refrain from making any bonus, pension, retirement or insurance payment or arrangement to or with any such Persons except those that may have already been accrued, (d) Company to refrain from entering into any Contract except Contracts in the ordinary course of business having a value of less than $5,000 individually or $10,000 in the aggregate, (e) Company to refrain from making any change affecting any bank, safe deposit or power of attorney arrangements of Company, (f) Company to refrain from issuing or selling, or issuing any Stock Acquisition Rights for, or subdividing or otherwise changing in any respect any securities of Company, and (g) Company to refrain from taking any of the actions referred to in Section 2.24 hereof. During the period from the date of this Agreement to the Closing Date, Company shall confer on a regular and frequent basis with one or more designated representatives of SciQuest to report on the status of ongoing operations. Company shall notify SciQuest of any unexpected emergency or other change in the normal course of Company's business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), ad judicatory proceedings, budget meetings or submissions involving any property of Company, and keep SciQuest fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith. Notwithstanding the foregoing, nothing in this Agreement shall restrict Company from taking such action as may be reasonably necessary in order to preserve the operations, business, properties and assets of Company.

       4.2 Exclusive Dealing. During the period from the date of this Agreement to June 28, 2002, Company shall refrain from taking any action directly or indirectly to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person or entity other than SciQuest concerning any proposal for the sale of the capital stock in, or substantially all of the assets of Company, or other business combination involving Company. Company shall notify SciQuest immediately if any proposal concerning any such proposed transaction involving Company or any significant assets of Company (any such proposal being referred to herein as an "Acquisition Proposal") or any request for confidential information regarding Company is received, and shall provide to SciQuest such information regarding any such Acquisition Proposal or request as SciQuest shall request.

       4.3 Review of Company. SciQuest may, prior to the Closing Date, directly and through its representatives, review the properties, books and records of Company and its financial and legal conditions as and to the extent they deem necessary or advisable to familiarize themselves with such properties and other matters; such review, and any information known to SciQuest, shall not, however, affect the binding nature of representations and warranties made by Company hereunder or the remedies of SciQuest for breaches of those representations and warranties. Company shall permit SciQuest and its representatives to have, after the date of this Agreement, full access to the premises, personnel, accountants and all books and records of Company and cause the officers of Company to furnish SciQuest with such financial and operating data and other information with respect to the business and properties of Company as SciQuest from time to time reasonably shall request. In the event of termination of this Agreement without consummation of the transactions contemplated hereby, SciQuest shall keep confidential any material information obtained from Company concerning Company's properties, operations and business (unless readily ascertainable from public or published information or trade sources) until the same ceases to be material (or becomes so ascertainable) and, at the request of Company, shall return to Company all copies of any schedules, statements, documents or other written information obtained in connection therewith.

                                   ARTICLE 5.
                              ADDITIONAL AGREEMENTS

       5.1 Restricted Shares. SciQuest shall use commercially reasonable efforts to effect the issuance of the shares of SciQuest Common Stock to be issued pursuant to Sections 1.6 and 1.8 in a private placement pursuant to
Section 4(2) of the Securities Act. The parties hereto acknowledge and agree that: (i) the shares of SciQuest Common Stock issued pursuant to Sections 1.6 and 1.8 will not be registered under the Securities Act and will constitute "restricted securities" within the meaning of the Securities Act; (ii) each shareholder of Company receiving a portion of the Merger Consideration and/or the Shareholder Earnout and Indemnification Amount shall execute and deliver to Company an Investor Representation Letter in the form attached hereto as Exhibit B; and (iii) the certificates representing the shares of SciQuest Common Stock shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares.

       5.2 Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of Company immediately preceding the Closing and all Third Party Expenses incurred by SciQuest in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of SciQuest immediately preceding Closing

       5.3 Public Disclosure. Except as otherwise provided in this Agreement, or unless otherwise required by Law (including federal and state securities laws) or, as to SciQuest, by the rules and regulations of the National Association of Securities Dealers, prior to the Effective Time, no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by SciQuest prior to release; provided, however, that such approval shall not be unreasonably withheld or delayed.

       5.4 Approvals. SciQuest and Company shall use all commercially reasonable efforts required to obtain all approvals from Governmental or Regulatory Authorities or under any of the Contracts or other agreements as may be required in connection with the Merger (all of which approvals are set forth in Schedules hereto) so as to preserve all rights of and benefits to

Company thereunder and SciQuest and Company shall provide each other with such assistance and information as is reasonably required to obtain such approvals.

       5.5 Notification of Certain Matters. Company shall give prompt notice to SciQuest, and SciQuest shall give prompt notice to Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Company or SciQuest, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any failure of Company or SciQuest, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect any remedies available to the party receiving such notice.

       5.6 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things (including all action reasonably necessary to seek and obtain any and all consents and approvals of any Government or Regulatory Authority or person required in connection with the Merger; provided, however, that SciQuest shall not be obligated to consent to any divestitures or operational limitations or activities in connection therewith and no party shall be obligated to make a payment of money in excess of $15,000 as a condition to obtaining any such condition or approval) as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

       5.7 Company's Auditors. Company will use commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by SciQuest to comply with applicable SEC regulations, (ii) the review of any Company audit or review work papers including the examination of selected audited financial statements and data, and (iii) the delivery of such representations from Company's independent accountants as may be reasonably requested by SciQuest or its accountants.

                                   ARTICLE 6.
              CONDITIONS TO SCIQUEST'S AND MERGER SUB'S OBLIGATIONS

       SciQuest's and Merger Sub's obligations to engage in the Merger are conditioned upon satisfaction, on or prior to the Closing Date, of each of the following conditions:

       6.1 Opinion of Company's Counsel. Company shall have furnished SciQuest with an opinion, dated and as of the Closing Date, of Daniel Sroka, Esq., counsel to Company, in the form of that attached as Exhibit D.

       6.2 Truth of Representations and Warranties. The representations and warranties of Company contained in this Agreement or in any schedule attached hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Company shall have delivered to SciQuest a certificate, dated the Closing Date, to such effect.

       6.3 Good Standing and Other Certificates. Company shall have delivered to SciQuest (a) a copy of Company's Certificate of Incorporation, including all amendments thereto, certified by the Secretary of State of Delaware as of the Closing Date or any of the fifteen (15) preceding business days, (b) a certificate from the Secretary of State of Delaware to the effect that Company is in good standing in Delaware as of the Closing Date or any of the fifteen
(15) preceding business days, (c) certification from the Secretaries of State of California, New York and Indiana to the effect that Company is authorized to do business as a foreign corporation in each state and is in good standing in each state, (d) a copy of the bylaws of Company, certified by the Secretary of Company as being true and correct and in effect on the Closing Date, and (e) a copy of resolutions, certified as of the Closing Date by the Secretary of Company, adopted by the Board of Directors and shareholders of Company and authorizing the execution and delivery by Company of this Agreement and the other Transaction Documents to which Company is a party, the performance by Company of its obligations hereunder and thereunder, and the consummation by Company of the transactions contemplated hereby and thereby.

       6.4 Performance of Agreements. All of the agreements of Company to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed, and Company shall have delivered to SciQuest a certificate, dated the Closing Date, to such effect.

       6.5 No Litigation Threatened. No action or proceedings shall have been instituted, or to Company's knowledge threatened, before a court or other government body or by any public authority, and no claim shall have been asserted, or to Company's knowledge threatened to be asserted, to restrain or prohibit any of the transactions contemplated hereby, and Company shall have delivered to SciQuest a certificate, dated the Closing Date, to such effect.

       6.6 No Material Adverse Change. Since the date of this Agreement, no event, fact, change, condition, circumstance or other development shall have occurred that has had, or reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, and Company shall have delivered to SciQuest a certificate, dated the Closing Date, to such effect.

       6.7 Governmental and Other Approvals and Consents. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement or the transfer of any Contract described in Article 2 above or to which Company otherwise is a party or by which Company otherwise is bound shall have been received.

       6.8 Employment & Consulting Agreements. Certain key employees of Company shall have agreed on terms of employment or consulting contracts to the satisfaction of SciQuest.

       6.9 Escrow Agreement. The Shareholder Representative and the Escrow Agent (as defined in the Escrow Agreement) shall have executed and delivered to SciQuest the Escrow Agreement substantially in the form of that attached as Exhibit A, with such modifications thereto as are reasonably requested by the Escrow Agent prior to execution thereof.

       6.10 Investor Representation Letter. Shareholders of Company who hold in the aggregate shares of Company that represent the voting percentage necessary for approval of the Transaction, including but not limited to Sylvan Ventures and Armada Venture Group LLC, shall have executed and delivered Investor Representation Letter to SciQuest in the form of Exhibit B hereto.

       6.11 Private Placement. Each shareholder of Company receiving a portion of the Merger Consideration and/or the Shareholder Earnout and Indemnification Amount shall have executed and delivered an Investor Representation Letter to SciQuest in the form of Exhibit B hereto and SciQuest shall be reasonably satisfied that the shares of SciQuest Common Stock to be issued in connection with the Merger pursuant are issuable without registration pursuant to Section 4(2) of the Securities Act and SEC rules and regulations promulgated thereunder.

       6.12 Resignations. SciQuest shall have received a written resignation, satisfactory in form and substance to SciQuest, from each officer and director of Company requested by SciQuest to resign on or prior to the Closing Date.

       6.13 Intra-Company Debt. All indebtedness (other than travel and similar advances outstanding in the ordinary course of business) of the employees of Company to Company shall have been repaid in full.

       6.14 Due Diligence. SciQuest shall have satisfactorily completed its due diligence investigation of Company and Company shall have resolved any issues raised by SciQuest's due diligence investigation, to the sole satisfaction of SciQuest.

       6.15 Waiver of Shareholder Loans. Company shall deliver to SciQuest executed waivers and releases, satisfactory in form and substance to SciQuest, relating to any loans and accrued interest made by shareholders to Company, including but not limited to the $160,000 note (including any accrued interest) from Sylvan Ventures LLC to Company.

       6.16 Educational and Institutional Cooperative Service, Inc. Company shall deliver to SciQuest amendments of any and all agreements with Educational and Institutional Cooperative Service, Inc. ("E&I"), satisfactory in form and substance to SciQuest, and shall have successfully transferred the assets known as "Purchasing Pulse" to E&I.

       6.17 Stock Plans and Stock Acquisition Rights. SciQuest shall have received (i) a copy of the resolutions of the Board of Directors of Company evidencing termination of all Stock Plans and (ii) a copy of a Termination and Release Agreement, duly executed by Company and each holder of Stock Acquisition Rights, evidencing termination of each Stock Acquisition Right.

                                    ARTICLE 7
                       CONDITIONS TO COMPANY'S OBLIGATIONS

       Company's obligation to engage in the Merger are conditioned upon satisfaction, on or prior to the Closing Date, of each of the following conditions:

       7.1 Truth of Representations and Warranties. The representations and warranties of SciQuest and Merger Sub contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and SciQuest shall have delivered to Company a certificate, dated the Closing Date, to such effect.

       7.2   Good Standing and Other Certificates.

             (a) SciQuest shall have delivered to Company (i) a copy of SciQuest's Certificate of Incorporation, including all amendments thereto, certified by the Secretary of State of Delaware as of the Closing Date or any of the fifteen (15) preceding business days, (ii) a certificate from the Secretary of State of Delaware to the effect that SciQuest exists in Delaware and listing all charter documents of SciQuest on file as of the Closing Date or any of the fifteen (15) preceding business days, (iii) a copy of the bylaws of SciQuest, certified by an officer of SciQuest as being true and correct and in effect on the Closing Date, and (iv) a copy of resolutions, certified as of the Closing Date by an officer of SciQuest, adopted by the Board of Directors of SciQuest and authorizing the execution and delivery by SciQuest of this Agreement and the other Transaction Documents to which SciQuest is a party, the performance by SciQuest of its obligations hereunder and thereunder, and the consummation by SciQuest of the transactions contemplated hereby and thereby.

             (b) Merger Sub. Merger Sub shall have delivered to Company (i) a copy of Merger Sub's Certificate of Incorporation, including all amendments thereto, certified by the Secretary of State of Delaware as of the Closing Date or any of the fifteen (15) preceding business days, (ii) a certificate from the Secretary of State of Delaware to the effect that Merger Sub exists in Delaware and listing all charter documents of Merger Sub on file as of the Closing Date or any of the fifteen (15) preceding business days, (iii) a copy of the bylaws of Merger Sub, certified by an officer of Merger Sub as being true and correct and in effect on the Closing Date, and (iv) a copy of resolutions, certified as of the Closing Date by an officer of Merger Sub, adopted by the Board of Directors and shareholder of Merger Sub and authorizing the execution and delivery by Merger Sub of this Agreement and the other Transaction Documents, the performance by Merger Sub of its obligations hereunder and thereunder, and the consummation by Merger Sub of the transactions contemplated hereby and thereby.

       7.3 Governmental and Other Approvals and Consents. All consents and approvals concerning SciQuest or Merger Sub, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

       7.4 Performance of Agreements. All of the agreements of SciQuest or Merger Sub to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed, and SciQuest shall have delivered to Company a certificate, dated the Closing Date, to such effect.

       7.5 Litigation Threatened. No action or proceedings shall have been instituted or threatened before a court or other government body or by any public authority, and no claim shall have been asserted or threatened to be asserted, to restrain or prohibit any of the transactions contemplated hereby, and SciQuest shall have delivered to Company a certificate, dated the Closing Date, to such effect (to SciQuest's knowledge).

                                   ARTICLE 8.
             SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
                          AGREEMENTS; ESCROW PROVISIONS

       8.1 Survival of Representations. The respective representations and warranties of Company and SciQuest contained in this Agreement or in any schedule attached hereto shall survive the consummation of the Merger and the other transactions contemplated hereby and shall remain in full force and effect notwithstanding any investigation or examination of, or knowledge with respect to, the subject matter thereof by or on behalf of Company or SciQuest, as the case may be, for a period of eighteen (18) months following the Closing Date.

       8.2   Indemnification

             (a)  Subject to the limitations set forth in Sections 8.2(c) and
(d) below, all shareholders of Company who receive Merger Consideration shall jointly and severally defend, indemnify and hold harmless SciQuest and its affiliates and all of their respective officers, directors, employees, agents and shareholders (each, an "Indemnitee"), to the full extent permitted in law or equity, from and against any and all losses, claims, actions, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) relating to or arising from or in connection with (i) any misrepresentation, or any non-fulfillment of any representation, warranty, covenant, obligation or agreement by Company contained in or made pursuant to this Agreement or any of the other Transaction Documents or in any other agreement, officer's certificate or other certificate delivered to SciQuest in connection with this Agreement, (ii) any matter described in Section 8.2 of the Company Disclosure Schedule to include all appropriate matters identified in due diligence, or (iii) the enforcement by SciQuest of its rights pursuant to this
Section 8.2, and any litigation, proceeding or investigation relating to any of the foregoing (collectively, "Losses").

             (b) Notwithstanding subsection (a) above, the Indemnitees shall not be entitled to indemnification under Section 8.2(a) above for any amount unless and until the aggregate of all amounts for which the Indemnitees would otherwise be entitled to be indemnified exceeds $10,000.

             (c) The obligations to indemnify and hold harmless SciQuest pursuant to this Article 8 shall survive the consummation of the transactions contemplated by this Agreement for a period of eighteen (18) months following the Closing Date and shall be payable pursuant to the Escrow Agreement solely with the shares of SciQuest Common Stock transferred to the Escrow Agent pursuant to Section 1.8 above.

             (d) Without limiting the effect of Section 8.2(c), the maximum amount of Losses for which the shareholders of Company shall be liable under this Article 8 shall be, in the aggregate, an amount equal to the value of the Escrow Shares (calculated in accordance with the Escrow Agreement) on the date that such claim is made in accordance with the Escrow Agreement, and the exclusive remedy available to each and every Indemnitee for Losses shall be the delivery of one or more Escrow Shares to such Indemnitee, even though the value of such Escrow Shares may be less than the amount of the Loss suffered by the Indemnitee and/or even though the Escrow Shares may have been previously disbursed to SciQuest due to a failure to meet the Revenue target.

             (e) The parties will make appropriate adjustments for any tax benefits, tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 8, provided that no Indemnitee shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

                                   ARTICLE 9.
                                   TERMINATION

       9.1   Termination

             (a) The parties hereto shall be entitled to terminate this Agreement as follows, provided that no such termination shall limit or terminate any liability of one party to another for any breach hereof, and provided further that the provisions of Sections 5.2(c) (confidentiality) and 10.8 (publicity) shall survive any such termination:

                  (i) the parties may terminate this Agreement by mutual written consent at any time;

                  (ii) SciQuest may terminate this Agreement by written notice to Company on or prior to the Closing Date if Company shall have breached in any material respect any representation, warranty or covenant contained in this Agreement and failed to cure the same within ten (10) days after written notice thereof from SciQuest;

                  (iii) Company may terminate this Agreement by written notice to SciQuest on or prior to the Closing Date if SciQuest shall have breached in any material respect any representation, warranty or covenant contained in this Agreement and failed to cure the same within ten (10) days after written notice thereof from Company;

                  (iv) SciQuest or Company may terminate this Agreement by written notice to the other if the consummation of the Merger shall not have occurred on or before June 28, 2002; provided, however, that the right to terminate this Agreement pursuant to this subsection (iv) shall not be available to a party whose (or whose affiliate's) willful action or failure to act shall have been a principal cause of or resulted in the failure of the Merger to occur on or before such date; and

                  (v) SciQuest or Company may terminate this Agreement by written notice to the other parties hereto on or prior to the Closing Date if any court or other governmental instrumentality of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

             (b) The parties agree that termination of this Agreement shall constitute mutual termination and abandonment of the Merger and that, upon any such termination, neither the Surviving Corporation nor Company shall have any further rights or obligations under or arising out of the Agreement.

                                   ARTICLE 10
                                  MISCELLANEOUS

       10.1 Definitions of Certain Terms. As used in this Agreement, the following capitalized terms shall have the respective meanings set forth below:

             "Casualty" shall mean any fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force.

             "Contract" shall mean any contract, agreement, indenture, instrument or other binding commitment or arrangement of any kind to which Company is a party

             "Encumbrance" shall mean any lien, encumbrance, security interest, mortgage, pledge, lease, option, easement, servitude, covenant, condition, restriction under any Contract, or other charge, restriction or claim of any kind.

             "ERISA" shall mean the Federal Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated thereunder from time to time, in each case as amended.

             "ERISA Affiliate" shall refer to any trade or business whether or not incorporated, under common control with Company or SciQuest, as applicable, within the meaning of Section 414(b), (c), (m), or (o) of the Internal Revenue Code or Sections 4001(a) or (b) of ERISA.

             "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the National Association of Securities Dealers.

             "Internal Revenue Code" shall mean the United States Internal Revenue Code of 1986 and all rules and regulations promulgated thereunder from time to time, in each case as amended.

             "Law" shall mean any national, federal, state, local or foreign law, rule, regulation, statute, ordinance, order, judgment, decree, permit, franchise, license or other governmental restriction or requirement of any kind.

             "Material Adverse Effect" shall mean any material adverse effect on the business, financial condition, results of operations, or prospects of the affected party, including without limitation any effect, which prevents or impairs materially such party's performance of its obligations under, or the consummation of, this Agreement. When the term "material" is used with reference to Company, SciQuest or the Surviving Corporation, a matter shall be deemed "material" if the matter involves or affects an amount in excess of $10,000 individually or in the aggregate with other like matters.

             "Organizational Document" shall mean any certificate or articles of incorporation, bylaw, board of directors' or shareholders' resolution, or other corporate document or action comparable to any of the foregoing currently in effect.

             "Person" shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government (or subdivision thereof) or other entity.

             "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

             "Plan" means (i) each of the "employee benefit plans" (as such term is defined in Section 3(3) of ERISA), of which Company or any ERISA Affiliate is or ever was a sponsor or participating employer or as to which Company or any of its ERISA Affiliates makes contributions or is required to make contributions, and (ii) any similar employment, severance or other arrangement or policy of any of Company or any of its ERISA Affiliates (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

             "Revenues" shall mean all revenues calculated from the Closing Date through the June 30, 2003 from the Potential Clients listed in Section 2.26(b) of the Company Disclosure Schedule who have executed contracts with the Surviving Corporation or SciQuest during the period from the Closing through December 31, 2002 for (i) license sales or subscriptions for Company products and solutions and Company's offering of SciQuest's Select Site product ("Select Site") or any related or subsequent procurement products of SciQuest, (ii) professional services directly related to Company products and solutions and Select Site, and (iii) all professional services directly related to any of the foregoing, but shall exclude all "pass-through" revenues, such as sales of third party licenses or services, billable travel expenses and services outsourced to third parties. Revenues shall be recognized in accordance with generally accepted accounting principles and in accordance with SciQuest's past practices and as stated by SciQuest auditors.

             "SEC" means the United States Securities and Exchange Commission.

             "Securities Act" shall mean the United States Securities Act of 1933 and all rules and regulations promulgated thereunder from time to time, in each case as amended.

             "Stock Acquisition Right" shall mean any option, warrant, right (pre-emptive or otherwise), call, commitment, conversion right, right of exchange, plan or other agreement of any character providing for the purchase, conversion, issuance or sale of any securities.

             "Transaction Documents" means, collectively, this Agreement, the Escrow Agreement, the Stock Voting Agreements, the Investor Representation Letters, and all agreements, instruments, certificates and other documents executed or delivered in accordance with the terms of this Agreement or any Transaction Document.

       10.2 Construction of Certain Disclosures. No information disclosed in any schedule to this Agreement shall be deemed to be disclosed for purposes of any other section hereof or schedule hereto unless otherwise specifically stated therein. The representations and warranties set forth in Articles 2 and 3 above, respectively, are cumulative. The subject matter covered by any section of either such article shall not be exclusive as to such subject matter to the extent covered by another section of such article, and the specificity of any representation or warranty shall not affect or limit the generality of any other representation or warranty made or given by the same party.

       10.3 Remedies Not Exclusive. Subject to the provisions of Article 8 hereof and the provisions of the Escrow Agreement, nothing in this Agreement shall limit or restrict in any manner any other rights or remedies any party hereto may have against any other party hereto at law, in equity or otherwise, including without limitation any such rights pursuant to the Escrow Agreement.

       10.4 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of North Carolina, without regard to the choice of law principles thereof.

       10.5 Further Assurances. In addition to the actions, documents and instruments specifically required by this Agreement or any other Transaction Document to be taken or delivered on or before the Closing Date or from time to time thereafter, each of the parties to this Agreement shall, before and after the Closing Date, without further consideration, take such other actions and execute and deliver such other documents and instruments as another party hereto reasonably may request in order to effect and perfect the transactions contemplated by this Agreement and the other Transaction Documents.

       10.6 Captions. The Article and Section captions used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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

       10.7 Notices. Notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by telecopy or by registered or certified mail or by recognized overnight courier, postage prepaid, addressed as follows:

       If to SciQuest, to:

             SciQuest, Inc.
             5151 McCrimmon Parkway, Suite 216
             Morrisville, North Carolina 27560
             Attention: CEO

             with a copy to its counsel,

             Smith, Anderson, Blount, Dorsett,
             Mitchell & Jernigan, LLP
             Post Office Box 2611
             Raleigh, North Carolina 27602-2611
             Attention: Byron B. Kirkland, Esq.

       If to Company to:

             HigherMarkets, Inc.
             1169 Gorgas Avenue
             The Presidio of San Francisco
             San Francisco, CA 94129
             Attention: Chief Executive Officer

       with a copy to its counsel:

             Daniel Sroka, Esq.
             509 South Edgeworth Street, Suite C3 (Zip 27401)
             Post Office Box 1658
             Greensboro, North Carolina 27402

or to such other address as shall be furnished in writing by any such party in such manner, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by telecopier or mailed.

       10.8 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the other parties' prior written consent; provided, however, that SciQuest may transfer or assign this Agreement to an affiliate of SciQuest without Company's consent. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

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

       10.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

       10.10 Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

       10.11 Amendments. This Agreement may be waived, amended, supplemented or modified only by a written agreement executed by each of the parties hereto. The parties further agree that any such amendment shall not require further consent of the stockholders of any such party, provided that such amendment does not (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received by the holders of Series B Preferred Stock, (b) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series thereof of such constituent corporation.

       10.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

       10.13 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person or entity other than the parties hereto.

                         [Signatures on Following Page]

                      [Signature Page to Merger Agreement]

       IN WITNESS WHEREOF, SciQuest, Merger Sub and Company have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

SCIQUEST, INC.                              HIGHERMARKETS ACQUISITION, INC.


By:  /s/ Stephen J. Wiehe                   By:   /s/ Stephen J. Wiehe
   ----------------------------------          ---------------------------------
   Name:  Stephen J. Wiehe                     Name:  Stephen J. Wiehe
   Title: President                            Title: President


HIGHERMARKETS, INC.

By:  /s/ Dorrian G. Porter
   ----------------------------------
   Name:  Dorrian G. Porter
   Title: President and CEO

                                       34